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EXHIBIT 10.6

                 SUMMARY OF CASH COMPENSATION PAID TO DIRECTORS

      Each of our non-employee directors, other than a director who beneficially owns at least 1.5% of our outstanding capital stock, currently receives a fee of $5,000 per quarter for serving on the board of directors. Each of our directors who serves as the chairman of a committee of the board of directors currently receives an additional $5,000 per year for each such position held. Directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and its committees.

      In February 2005, our board of directors approved, subject to stockholder approval at the 2005 Annual Meeting of Stockholders, the following cash compensation to be paid to members of our board of directors: (1) each of our non-employee directors will receive a fee of $5,000 per quarter for serving on the board of directors and (2) each of our directors who serves as the chairman of a committee of the board of directors and the chairman of the board of directors will receive an additional $5,000 per year for each such position held. Directors will continue to be reimbursed for reasonable travel and other expenses incurred in connection with attending meeting of the board of directors and its committees.